Exhibit 10.3

THIS SALES DISTRIBUTOR AGREEMENT, made and entered into on               , 2004 by and between:

CORTEX NETWORKS CORP.

having its principal place of business at:

One Raymond Street

Ottawa, Ontario K1R 1A2

(hereinafter referred to as the “Distributor”)

and

NORTH ELECTRIC COMPANY, INC.

 having its principal place of business at:

One Springfield Center

6131 Falls of Neuse Road, Suite 205

Raleigh, NC 27609

(hereinafter referred to as the “Company”).

IN CONSIDERATION of the mutual covenants and conditions herein contained, the parties mutually agree as follows:

1.  Appointment

1.1                                 The Company hereby appoints and designates the Distributor, and the Distributor hereby accepts such appointments and agrees to act as the Company’s sales distributor, for the terms and purposes and subject to the terms and conditions and limitations hereinafter stated, within and only within the geographical area (hereinafter referred to as the “Territory”) described in Schedule “A” annexed hereto. The Parties acknowledge and agree that the appointment made hereunder is exclusive with respect to the Products in the Territory.

2.  Terms

2.1                                 This Agreement becomes effective as of the date hereof (the “Effective Date”) and payment will be computed as provided in Section 4 and will apply to all new orders and agreements entered into by the Distributor within the Territory after the Effective Date.

2.2                                 Subject to the terms of Section 11 hereof, this Agreement shall be effective through and including July 31, 2005. This Agreement shall automatically renew for one (1) year terms with the same terms contained herein provided, however, that either party may terminate this Agreement for any reason whatsoever by giving the other not less than ninety (90) days advance written notice of termination.

2.3                                 The sole products of the Company in respect of which the Distributor is authorized to act as distributor of the Company, consists of the items or classifications of items listed on Schedule “A” (hereinafter referred to as the “Products”).

2.4                                 The Company shall not have or exercise any control over the conduct of the business of the Distributor. The Distributor covenants and agrees to hold the Company, its directors and officers harmless and agrees to and shall indemnify the Company, its directors and officers of and from any claim, loss, expense, cost or damage of any nature whatsoever as a result of any activities of the Distributor, its agents, employees or affiliates.

2.5                                 All orders shall be transmitted by the Distributor to the Company at its principal place of business and shall not be effective until accepted in writing by the Company. It is acknowledged and agreed by the Distributor that no binding agreement shall be formed for orders unless and until same have been accepted by the Company as provided herein. In addition, the Distributor shall not obligate or purport to obligate the Company by issuing or making any warranties or guarantees with respect to the Products to any third party, other than those warranties or guarantees issued by the Company

2.6                                 The Company shall not be liable for any of the Distributor’s office, sales, marketing, installation, advertising, personnel or labour related expenses or other operating expenses or any other expenses of the Distributor under or connected with this Agreement. However, the Company shall furnish the Distributor, without charge, appropriate quantities of descriptive literature, service manuals, data sheets, installation instructions, advertising materials and sales promotional materials (collectively, the “Materials”) concerning the Products offered for sale by the Distributor as the Company may have available for such purposes.

2.7                                 The Company will provide the Distributor and its customers, technical and engineering assistance relating to the Products.

2.8                                 The Company shall keep the Distributor informed of promotional programs and furnish the Distributor all sales leads received which are applicable to the Distributor’s Territory. The Company shall not sell the Products directly or indirectly sell or distribute the Products to any customer in the Territory without the prior written consent of the Distributor, which may be unreasonably withheld.

3.  Relationship of the Parties.

3.1                                 The Distributor shall be considered as an independent contractor.  The relationship between the Distributor and the Company shall not be construed to be that of employer and employee, a partnership, joint venture or agency of any kind.

4.  Prices and Payment Terms

4.1                                 The Company agrees to sell the Products to the Distributor at its U.S. list price less a discount of twenty-five percent (25%). The Company agrees to enter into negotiations with the Distributor to adjust the pricing structure in the event that the Distributor identifies exceptional business opportunities which can only be secured by offering the products at discount levels which would otherwise yield margins which the

Distributor could not sustain. Failure to reach an agreement in such negotiations shall not be grounds for termination of this Agreement.

4.2                                 The Company will invoice the Distributor for Products when the Company ships such Product. Payment is due forty-five  (45) days from date of invoice. All payments due to the Company under this Agreement will be in U.S. dollars.

4.3                                 Shipments of Products may be delivered to the Distributor or to the end customer, as the Distributor may direct. All shipments will be fob destination. In all cases, the Company’s title and the risk of loss or damage to any Product shall pass to the Distributor upon delivery of the Products to the Distributor or end customer, as applicable.

4.4                                 The Company may make partial shipments against the Distributor’s purchase orders upon mutual agreement of the parties.

5.  Sample and Demonstration Products

5.1                                 The Company will provide, free of charge, such training and marketing materials as defined by the Company from time to time, as may be reasonably required by the Distributor to promote and sell the Products.  Distributor will purchase from the Company any hardware and third party software they feel is necessary for demonstration product purposes (e.g. a Linux based laptop computer for demonstration purposes) and the Company shall supply all Company developed software free of charge. The Company will work with the Distributor to provide potential customers evaluation equipment on a no cost loan basis as deemed appropriate by the Company to secure sales.

6.  Duties of Distributor

6.1                                 The Distributor agrees to exercise its best efforts to introduce, promote the sale of and obtain orders for Product within the boundaries of the Territory.

6.2                                 During the term of this Agreement, the Distributor shall use its best efforts to maintain adequate contact with customers after orders are received, to support the customer in placing orders and follow-up services to the extent that the Distributor has the technical capability of performing such work.

6.3                                 The Distributor agrees to comply with the terms of the Export Administration Act of 1979 (the “Act”) of the United States of America, as amended, and the rules and regulations promulgated there under, now or hereafter in effect, including without limitation or restriction established by the Act and such rules and regulations upon the export and re-export of any of the Products acquired by the Distributor pursuant to this Agreement, and technical data relating to such Products.

7.   Warranty

7.1                                 The Company warrants that each Product to be delivered hereunder free from hardware defects and faults and shall, under normal use and conditions, at the time of delivery and for one (1) year thereafter conform substantially to the Company’s specifications for such Product. The warranty period includes software bug fixes as required for all supported software releases.

7.2                                 The Company agrees to replace or repair any product or assembly returned to it by the Distributor during the warranty period free of charge inclusive of all shipping costs.  Upon receipt of the returned Product, the Company will examine such Product to determine to its own satisfaction that the alleged defect did not arise as a result of misuse, neglect, improper installation, repair, alteration or accident. Provided that the defect did not arise from such circumstances, the Distributor’s sole remedy and the Company’s sole obligation shall be to repair or replace the Product at the Company’s sole option, or, if neither repair or replacement is possible, to refund the purchase price paid for such Product. The Company will notify the Distributor if Products are not subject to warranty adjustments and unless instructions as to the disposition of such Products are received from the Distributor within fourteen (14) days of such notification, the Products will be returned to the Distributor, freight collect.

8.  Service Repairs

8.1                                 The Distributor agrees to receive any Products returned to it by its customers for service or repair and to forward such Products to the Company. The Company agrees to provide a quotation for price and turnaround time for service repair within five working days of delivery from the Distributor to the Company. Service/repair turnaround time shall not exceed ten working days from receipt of the order to service/repair from the Distributor.

9.  Trademarks and Trade Names

9.1                                 The Distributor may use trade names and trademarks of the Company for the duration of this Agreement and shall limit such use to activities relating to soliciting orders for Products offered by the Company and on or in connection with written material approved by the Company.  The Distributor shall not at any time do or permit any act to be done which may in any way impair the rights of the Distributor in its trade names and trademarks.

10. Proprietary Information

10.1                           It is anticipated that the Company shall be obliged to disclose information and details of its business operations, products, trademarks and other data pertaining to its business in order to enable Distributor to understand and adequately promote the Products of the Company.  The content of such disclosures is proprietary information and such disclosures and explanations are made solely for the purpose of facilitating such understanding and representation.  The Distributor agrees that information so obtained shall be held in confidence by it, its employees, agents and representatives and the Distributor shall take all reasonable measures to prevent disclosure of such information to others.  The proprietary information shall not be used or exploited in any way other than as authorized by the Company.  Information, whether written or oral, shall be considered proprietary so long as it does not meet any of the following criteria:

(a)  Information which at the time of disclosure had been previously published in the public domain.

(b)  Information which is published into the public domain by the Company after disclosure.

(c)  Information which, prior to disclosure to the Distributor, was already in its possession by lawful means as evidenced by written records kept in the ordinary course of business by the Distributor or by proof of actual use by the Distributor.

(d)  Information which, subsequent to disclosure, is obtained by the Distributor by way of a third person who is lawfully in possession of such information and not in violation of any contractual, legal or fiduciary obligation to the Distributor with respect to such information and does not require the Distributor to refrain from disclosing such information to others.

10.2                           Notwithstanding the foregoing, the Distributor shall not be in violation of this Agreement if it is compelled to disclose proprietary information by a court of competent jurisdiction.

11.  Termination of Agreement

11.1                           This Agreement is effective as of the Effective Date and shall remain in force until July 31, 2005. The Agreement shall automatically be extended for one (1) year periods thereafter.

11.2                           After termination, the Distributor shall be entitled to have the Products ordered and acknowledged by the Company for identified customers solely to enable the Distributor to meet its commitments to such customers made prior to termination.

11.3                           Notwithstanding the foregoing, this Agreement may be terminated by either party immediately upon written notice to the other:

a) If the non-terminating party is declared insolvent by a court of competent jurisdiction, goes into liquidation, bankruptcy or receivership or becomes a party to any creditor’s arrangement proceedings for the settlement or composition of its debts or to dissolution proceedings;

b) If the non-terminating party in any other way breaches any term of this Agreement and fails to remedy such default within thirty (30) days after receipt of notice in writing from the other party of the default; or

c) If any representation or certificate made or furnished by the non-terminating party hereunder is false or misleading.

11.4                           Upon termination of this Agreement for any reason, the Distributor shall forthwith return to the Company all Materials, blueprints, drawings, sales materials, data sheets, samples, models, demonstration units, technical documents and other written materials and the like of which the Company may have furnished to the Distributor in connection with the Distributor’s activities hereunder, so that none of the foregoing items or any copies thereof shall remain in the Distributor’s possession.

12.  Indemnity

12.1                           The Company agrees to defend, indemnify and hold the Distributor, its directors, officers, employees and agents harmless from and against all damages, costs, expenses, liabilities and losses (including but not limited to, legal fees and expenses) (collectively “Damages”) arising out of any claim, action or demand by a third party alleging that: (i) the product or any part thereof infringes any third party intellectual Property rights;  (ii) the Company failed to materially comply with its warranties under this Agreement; and (iii) the Product caused injury or death to person or damage to property, solely to the extent that the Product caused such injury, death or damage.

13.  Notice

13.1                           All notices given or orders placed pursuant to this Agreement shall be in writing and shall be addressed to the parties at their respective addresses set forth below:

The Distributor:
Cortex Networks Corp. One Raymond Street Ottawa, Ontario K1R 1A2

Attention:	Shawn DeLay Vice President

The Company:

North Electric Company, Inc. One Springfield Center 6131 Falls of Neuse Road, Suite 205 Raleigh, NC 27609

Attention:	Dan Ference President

13.2                           A party may change its address from time to time by providing written notice to the other party in the aforesaid manner.

14.  Construction of Agreement

14.1                           This Agreement shall be interpreted in accordance with the commonly understood meaning of the words and phrases hereof. The sections and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections or paragraphs.

15.  Governing Law

15.1                           This Agreement will be enforced and construed in accordance with the laws of Canada and the Province of Ontario, excluding its conflict of laws rules.  The parties agree that any suit or proceeding arising under this Agreement shall be instituted only in a court of law located in Ottawa, Ontario, Canada and the parties hereby irrevocable agree and submit to the jurisdiction and venue of any such proceeding and agree that service of process may be effected in the same manner notice is given hereunder.  In any action to enforce this Agreement the prevailing party will be entitled to costs and reasonable lawyers’ fees.  This Agreement shall not be governed by the United Nations Convention of Contracts for the International Sale of Goods, the application of which is hereby expressly excluded

16.  Illegal Payment

16.1                           No illegal payment shall be made by the Distributor for any purpose on behalf of the Company as indicated but not limited by the following stipulations. The Company retains the right of immediate termination of this Agreement in the event the Distributor violates any portion of this clause.

(a) The Distributor agrees that no payment will be made to promote the sale of the Company’s Products to any commercial customer, or any government, government agency or any individual appointed, elected, or otherwise designated as an employee, official, or officer thereof.

(b) The Distributor agrees to make no payments to any person who it has reason to believe will pass the payment to a third party for the purpose of influencing or inducing a decision to do business with the Company.

(c) The Distributor agrees that no political contributions will be made which are illegal in the USA, or the country in which such political contributions are made.

(d) The Distributor agrees to make no payment, or offer of payment to obtain information about a competitor’s bid on any proposal or project in which the Company may be involved.

17.  Counterparts

17.1                           Each of the parties hereto agree that this Agreement may be executed in any number of counterparts; each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

18.  General

18.1                           This Agreement supersedes and cancels any previous agreements or understanding, whether oral, written or implied, heretofore in effect and sets forth the entire Agreement between the Company and the Distributor. No amendment, revision or modification of this Agreement shall be effective or binding unless made by mutual written agreement of the parties.

18.2                           This Agreement may not be assigned by a party without the prior written consent of the other party. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

18.3                           In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain in full force and effect according to its terms.

19.                                 Non-solicitation of Employees and Consultants

19.1                           The parties agree that during the term of this Agreement and for a period of one year following any expiration or termination of this Agreement, neither party will employ or solicit to employ any person or consultant who was an employee or consultant of the other party during the term of this Agreement, without mutual written consent by both parties to allow such solicitation or employment, such consent may be unreasonably witheld.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

CORTEX NETWORKS CORP.		NORTH ELECTRIC COMPANY, INC.

BY:		BY:

Name:	Shawn Delay, Vice President	Name:	Dan Ference, President
& Title		& Title

Date:		Date:

SCHEDULE “A”

1. Territory:	Canada

2. Products:	NAS-6131